Exhibit 107

Calculation of Filing Fee Table

F-3

(Form Type)

Immatics N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, nominal value €0.01 per share	457(c)	2,419,818	$12.36	$29,908,950.48	0.00011020	$3,295.97
Fees Previously Paid	—	—	—	—		—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$29,908,950.48		$3,295.97
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$3,295.97
(1)	Pursuant to Rule 416 under the Securities Act, the ordinary shares offered hereby also include an indeterminate number of additional ordinary shares as may from time to time become issuable by reason of share splits, share dividends or similar transactions.
(2)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low sale prices for ordinary shares as reported on The Nasdaq Stock Market LLC on August 21, 2023.